EXHIBIT 99.1

II-VI Incorporated Reports First Quarter Fiscal Year 2012 Earnings

PITTSBURGH, Oct. 25, 2011 (GLOBE NEWSWIRE) -- II-VI Incorporated (Nasdaq:IIVI) today reported results for its first fiscal quarter ended September 30, 2011.

All per share data in this press release have been adjusted to account for the two-for-one split of the Company's common shares paid as a stock dividend to shareholders on June 24, 2011.

On July 1, 2011, the Company acquired Aegis Lightwave, Inc. (Aegis). On December 7, 2010, the Company acquired Max Levy Autograph, Inc. (MLA). Results for the quarter ended September 30, 2011 include the operating results of both Aegis and MLA. Aegis is part of the Company's Near-Infrared Optics segment while MLA is part of the Company's Military & Materials segment.

Bookings for the quarter increased 16% to $130,247,000 compared to $112,050,000 in the first quarter of last fiscal year. Bookings are defined as customer orders received that are expected to be converted into revenues during the next 12 months.

Revenues for the quarter increased 15% to $138,373,000 from $120,134,000 in the first quarter of last fiscal year.

Net earnings attributed to II-VI Incorporated for the quarter were $18,579,000 or $0.29 per share-diluted compared with net earnings of $18,367,000 or $0.29 per share-diluted in the first quarter of last fiscal year.

Francis J. Kramer, president and chief executive officer said, "Our Infrared Optics segment continues to benefit from increased utilization and deployment of CO2 laser systems worldwide. The Company's Near-Infrared Optics segment continued to experience softening in order intake as inventory adjustments impacted the telecommunication markets. The segment earnings of Near-Infrared Optics were impacted during the quarter by lower operating margins at Photop, mostly due to a change in product mix, lower military sales and gross margins at VLOC and costs incurred by Aegis related to acquisition write-ups of tangible and intangible assets. Our Pacific Rare Specialty Metals & Chemicals, Inc. business increased revenues by 28% over the first quarter of last fiscal year but profitability was impacted by commodity prices and a one-time charge resulting from a high-profile bankruptcy by one of our customers in the solar industry. Our Marlow business recorded double-digit increases in both bookings and revenues compared to the first quarter of last fiscal year."

Kramer continued, "During the quarter we completed the acquisition of Aegis Lightwave. We believe their partnership with Photop will provide significant enhancements to our telecommunications product line and anticipate customers' growing needs for network bandwidth and reliability."

Kramer concluded, "II-VI Incorporated is well positioned to take advantage of worldwide economic opportunities and to respond to changing global conditions. We continue to make strategic investments in capital equipment at our worldwide manufacturing locations to improve capacity, quality, productivity and yields. Our updated guidance for fiscal year 2012 has been adjusted to reflect general market conditions and the current cautious sentiment of our industrial and military customers."

Segment Information

The following segment information includes segment earnings (defined as earnings before income taxes, interest expense and other expense or income, net). Management believes segment earnings are a useful performance measure because they reflect the results of segment performance over which management has direct control. Effective July 1, 2011, the Company renamed its former Compound Semiconductor Group operating segment the Advanced Products Group.

	Three Months Ended
	September 30,

			%
			Increase
	2011	2010	(Decrease)

Bookings:
Infrared Optics	$51,098	$41,302	24%
Near-Infrared Optics	38,374	33,816	13%
Military & Materials	19,801	15,271	30%
Advanced Products Group	20,974	21,661	(3)%
Total Bookings	$130,247	$112,050	16%

Revenues:
Infrared Optics	$50,796	$41,226	23%
Near-Infrared Optics	38,110	36,945	3%
Military & Materials	23,659	20,135	18%
Advanced Products Group	25,808	21,828	18%
Total Revenues	$138,373	$120,134	15%

Segment Earnings:
Infrared Optics	$12,357	$8,648	43%
Near-Infrared Optics	1,708	6,881	(75)%
Military & Materials	2,962	3,721	(20)%
Advanced Products Group	6,008	3,411	76%
Total Segment Earnings	$23,035	$22,661	2%

Outlook

For the second fiscal quarter ending December 31, 2011, the Company currently forecasts revenues to range from $133 million to $138 million and earnings per share to range from $0.26 to $0.30. Comparable results for the quarter ended December 31, 2010 were revenues of $120.9 million and earnings per share of $0.30. For the fiscal year ending June 30, 2012, the Company expects revenues to range from $575 million to $590 million and earnings per share to range from $1.26 to $1.33. Results for the year ended June 30, 2011 were revenues of $502.8 million and earnings per share of $1.30. As discussed in more detail below, actual results may differ from these forecasts due to various factors including, but not limited to, changes in product demand, competition and general economic conditions. In addition, on October 24, 2011, Fabrinet (NYSE:FN), a company that manufactures products for the Company and manufactures products for certain of the Company's customers using II-VI products, announced that flood waters had infiltrated the manufacturing facilities at its Chokchai campus in Pathum Thani, Thailand. Fabrinet also announced that it has not yet been able to make a full assessment of the damage but believes it is unlikely that production would recommence at Chokchai for the remainder of the current quarter. The Company does not know whether this event will have a material adverse impact on its results of operations. As a result, the foregoing outlook does not take into account the impact that this event will have on the Company for the quarter ending December 31, 2011 or for the fiscal year ending June 30, 2012.

Webcast Information

The Company will host a conference call at 9:00 a.m. Eastern Time on Tuesday, October 25, 2011 to discuss these results. The conference call will be broadcast live over the internet and can be accessed by all interested parties from the Company's web site at www.ii-vi.com as well as at http://tinyurl.com/3m6mus8. A replay of the webcast will be available for 2 weeks following the call.

About II-VI Incorporated

II-VI Incorporated, the worldwide leader in crystal growth technology, is a vertically-integrated manufacturing company that creates and markets products for diversified markets including industrial manufacturing, military and aerospace, high-power electronics and telecommunications, and thermoelectronics applications. Headquartered in Saxonburg, Pennsylvania, with manufacturing, sales, and distribution facilities worldwide, the Company produces numerous crystalline compounds including zinc selenide for infrared laser optics, silicon carbide for high-power electronic and microwave applications, and bismuth telluride for thermoelectric coolers.

In the Company's infrared optics business, II-VI Infrared manufactures optical and opto-electronic components for industrial laser and thermal imaging systems and HIGHYAG Lasertechnologie GmbH (HIGHYAG) manufactures fiber-delivered beam delivery systems and processing tools for industrial lasers.

In the Company's near-infrared optics business, VLOC manufactures near-infrared and visible light products for industrial, scientific, military and medical instruments, and laser gain materials and products for solid-state YAG and YLF lasers. Photop Technologies, Inc. (Photop) manufactures crystal materials, optics, microchip lasers and opto-electronic modules for use in optical communication networks and other diverse consumer and commercial applications. Aegis Lightwave, Inc. (Aegis) manufactures tunable optical devices required for high speed optical networks that provide the bandwidth expansion necessary for increasing internet traffic. Through its Australian subsidiary, AOFR, Aegis also manufactures fused fiber components, including those required for fiber lasers for material processing applications, as well optical couplers used primarily in the telecommunication industry.

In the Company's military & materials business, Exotic Electro-Optics (EEO) manufactures infrared products for military applications, Pacific Rare Specialty Metals & Chemicals (PRM) produces and refines selenium and tellurium materials and Max Levy Autograph, Inc. (MLA) manufactures micro-fine conductive mesh patterns for optical, mechanical and ceramic components for applications such as circuitry, metrology standards, targeting calibration and suppression of electro-magnetic interference.

In the Company's advanced products group (formerly the compound semiconductor group), the Wide Bandgap Materials (WBG) group manufactures and markets single crystal silicon carbide substrates for use in the solid-state lighting, wireless infrastructure, RF electronics and power switching industries; Marlow Industries, Inc. (Marlow) designs and manufactures thermoelectric cooling and power generation solutions for use in defense, space, photonics, telecommunications, medical, consumer and industrial markets; and the Worldwide Materials Group (WMG) provides expertise in materials development, process development and manufacturing scale up.

This press release contains forward-looking statements based on certain assumptions and contingencies that involve risks and uncertainties. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and relate to the Company's performance on a going-forward basis.

The forward-looking statements in this press release involve risks and uncertainties, which could cause actual results, performance or trends to differ materially from those expressed in the forward-looking statements herein or in previous disclosures. The Company believes that all forward-looking statements made by it have a reasonable basis, but there can be no assurance that management's expectations, beliefs or projections as expressed in the forward-looking statements will actually occur or prove to be correct. In addition to general industry and global economic conditions, factors that could cause actual results to differ materially from those discussed in the forward-looking statements in this press release include, but are not limited to: (i) the failure of any one or more of the assumptions stated above to prove to be correct; (ii) the risks relating to forward-looking statements and other "Risk Factors" discussed in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2011; (iii) the purchasing patterns from customers and end-users; (iv) the timely release of new products, and acceptance of such new products by the market; (v) the introduction of new products by competitors and other competitive responses; and/or (vi) the Company's ability to devise and execute strategies to respond to market conditions. The Company disclaims any obligation to update information contained in these forward-looking statements whether as a result of new information, future events or developments, or otherwise.

II-VI Incorporated and Subsidiaries
Condensed Consolidated Statements of Earnings (Unaudited)
($000 except per share data)

	Three Months Ended
	September 30,
	2011	2010

Revenues, including contract research and development
Domestic	$55,569	$49,238
International	82,804	70,896
Total Revenues	138,373	120,134

Costs, Expenses and Other Expense (Income)
Cost of goods sold, including contract research and development	83,363	70,898
Internal research and development	5,163	3,846
Selling, general and administrative	26,812	22,729
Interest expense	59	30
Other expense (income), net	(1,630)	(2,062)
Total Costs, Expenses, and Other Expense (Income)	113,767	95,441

Earnings Before Income Taxes	24,606	24,693

Income Taxes	5,892	6,292

Net Earnings	18,714	18,401
Less: Net Earnings Attributable to Noncontrolling Interests	135	34
Net Earnings Attributable to II-VI Incorporated	$18,579	$18,367
Net Earnings Attributable to II-VI Incorporated Diluted Earnings Per Share:	$0.29	$0.29
Net Earnings Attributable to II-VI Incorporated Basic Earnings Per Share:	$0.30	$0.30

Average Shares Outstanding - Diluted	64,065	63,288
Average Shares Outstanding - Basic	62,698	61,808

II-VI Incorporated and Subsidiaries
Condensed Consolidated Balance Sheets (unaudited)
($000)
	September 30,	June 30,
	2011	2011
Assets
Current Assets
Cash and cash equivalents	$110,786	$149,460
Short-term investment	565	--
Accounts receivable	91,919	90,606
Inventories	140,399	126,430
Deferred income taxes	8,626	8,215
Prepaid and refundable income taxes	4,926	8,606
Prepaid and other current assets	8,574	12,223
Total Current Assets	365,795	395,540
Property, plant & equipment, net	147,263	138,135
Goodwill	85,833	64,262
Other intangible assets, net	41,942	28,732
Investments	15,777	15,458
Deferred income taxes	3,477	3
Other assets	5,841	5,072
Total Assets	$665,928	$647,202

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	$24,156	$25,065
Accruals and other current liabilities	50,140	62,173
Current maturities of long-term debt	3,902	3,729
Total Current Liabilities	78,198	90,967
Long-term debt	22,000	15,000
Deferred income taxes	5,881	6,641
Other liabilities	12,497	11,493
Total Liabilities	118,576	124,101

Total II-VI Incorporated Shareholders' Equity	546,692	522,374
Noncontrolling Interests	660	727
Total Shareholders' Equity	547,352	523,101
Total Liabilities and Shareholders' Equity	$665,928	$647,202

II-VI Incorporated and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)
($000)	Three Months Ended
	September 30,
	2011	2010
Net cash provided by operating activities	$14,290	$11,060

Cash Flows from Investing Activities
Additions to property, plant and equipment	(12,712)	(5,281)
Purchase of business, net of cash acquired	(46,141)	--
Investment in unconsolidated business	--	(1,180)
Other investing activities	23	217
Net cash used in investing activities	(58,830)	(6,244)

Cash Flows from Financing Activities
Proceeds from long-term borrowings	7,000	--
Payment on long-term borrowings	(1,295)	--
Proceeds from exercises of stock options	179	859
Excess tax benefits from share-based compensation expense	45	450
Net cash provided by financing activities	5,929	1,309

Effect of exchange rate changes on cash and cash equivalents	(63)	(959)

Net (decrease) increase in cash and cash equivalents	(38,674)	5,166

Cash and Cash Equivalents at Beginning of Period	149,460	108,026
Cash and Cash Equivalents at End of Period	$110,786	$113,192

II-VI Incorporated and Subsidiaries
Other Selected Financial Information
($000 except per share data)

The following other selected financial information includes earnings before interest, income taxes, depreciation and amortization (EBITDA). Management believes EBITDA is a useful performance measure because it reflects operating profitability before certain non-operating expenses and non-cash charges.

Other Selected Financial Information

	Three Months Ended
	September 30,
	2011	2010

EBITDA	$32,975	$31,557
Cash paid for capital expenditures	$12,712	$5,281
Net borrowing on indebtedness	$5,705	$ --
Share-based compensation expense, pre-tax	$4,558	$3,741

Reconciliation of Segment	Three Months Ended
Earnings and EBITDA to Net Earnings	September 30,
	2011	2010
Total Segment Earnings	$23,035	$22,661
Interest expense	59	30
Other expense (income), net	(1,630)	(2,062)
Income taxes	5,892	6,292
Net earnings	$18,714	$18,401

EBITDA	$32,975	$31,557
Interest expense	59	30
Depreciation and amortization	8,310	6,834
Income taxes	5,892	6,292
Net earnings	$18,714	$18,401
CONTACT: II-VI Incorporated
         Craig A. Creaturo, Chief Financial Officer and Treasurer
         (724) 352-4455
         ccreaturo@ii-vi.com
         Homepage: www.ii-vi.com